Exhibit 99.8


FOR IMMEDIATE RELEASE

VISUAL NETWORKS RAISES $10.5 MILLION IN PRIVATE CONVERTIBLE DEBENTURES SALE

Rockville, MD - March 27, 2002 - Visual Networks, Inc. (Nasdaq: VNWK) today announced the completion of a private placement of 5 percent senior secured convertible debentures and warrants for which the company received gross proceeds of $10.5 million.

The debentures are convertible into Visual Networks common stock at an initial price of $3.5163 per share, a 15 percent premium to the closing share price on March 26, 2002. In addition, the company issued five-year warrants to purchase 828,861 shares of common stock at $4.2755 per share. In certain circumstances, the investors may purchase $5.75 million of redeemable convertible preferred stock by May 6, 2002. The investors may also purchase up to an additional $4.77 million of redeemable convertible preferred stock during the period between the sixth and fifteenth months from the closing. Visual Networks has agreed to register for resale the shares of common stock issuable upon conversion of the debentures or the preferred stock or upon exercise of the warrants.

Visual Networks has used a portion of the proceeds to pay in full its two credit facilities with Silicon Valley Bank and has terminated these facilities.

Banc of America Securities LLC served as sole placement agent in connection with the private placement.

The securities issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or an applicable exemption from those registration requirements.

ABOUT VISUAL NETWORKS
Visual Networks has the broadest suite of proven performance management solutions for public and private communications networks and services. To find out how the world's leading service providers and enterprises are using Visual Networks' products to increase network reliability and revenues, and dramatically reduce operational expenses and lower their total cost of ownership, visit www.visualnetworks.com or call 1-800-240-4010 for sales information.


CONTACTS:
Angela Tandy
Director, Investor Relations
Visual Networks
301-296-2741
atandy@visualnetworks.com

Mara Radis
Director, Public Relations
Visual Networks
301-296-2728
mradis@visualnetworks.com